Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

April 9, 2026

Annovis Bio, Inc.

101 Lindenwood Drive, Suite 225
Malvern, PA 19355

Ladies and Gentlemen:

We have acted as counsel to Annovis Bio, Inc., a Delaware corporation (the “Company”), in connection with  the offer and sale by the Company of (i) an aggregate of 5,263,156 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), and (ii) accompanying common stock warrants, to purchase an aggregate of 5,263,156 shares of Common Stock (the “Warrants” and the shares of Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”), in each case pursuant to that certain Underwriting Agreement, by and between the Company and Canaccord Genuity LLC, as underwriter, dated April 9, 2026 (the “Underwriting Agreement”). The Common Stock, Warrants and Warrant Shares are referred to herein as the “Securities.” The Securities are being offered for sale pursuant to the Company’s registration statement on Form S-3, as amended (File No. 333-276814) (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder, the base prospectus, dated February 12, 2024 (the “Base Prospectus”), and the prospectus supplement, dated April 9, 2026, filed pursuant to Rule 424(b)(5) under the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). Terms not defined herein shall have the same meaning as in the Underwriting Agreement.

 In connection with the opinions set forth below, we have examined the Registration Statement, the General Disclosure Package, the Prospectus, the Underwriting Agreement and the form of Warrant. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s amended and restated certificate of incorporation and amended and restated bylaws, and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Shares have been duly authorized for issuance, and, when issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

2. The Warrants have been duly authorized for issuance and when executed and delivered in accordance with the terms and conditions of the Underwriting Agreement, the Registration Statement and the Prospectus, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. The Warrant Shares have been duly authorized for issuance and if, as, and when the Warrant Shares are issued and delivered by the Company upon exercise of the Warrants in accordance with the terms thereof, including, without limitation, the payment in full of applicable consideration, will be validly issued, fully paid and non-assessable

The opinions we express above are based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a securities lawyer who is a member of the bar of the State of New York and practicing before the Commission exercising customary professional diligence would reasonably recognize as being applicable to the foregoing transactions.

The opinions set forth in paragraph 2 above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York and (ii) waivers by the Company of any statutory or constitutional rights or remedies. We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

The opinions we express herein are limited to matters involving the internal laws of the State of New York and the Delaware General Corporation law.

This opinion has been prepared solely for use in connection with the transmitting for filing of the Prospectus Supplement on the date of this letter and may be relied upon for no other purpose without our prior written consent.

We hereby consent to the filing of this letter with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares, the Warrants and the Warrant Shares in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under such Section.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP